Exhibit 5.1

May 22, 2025

Unusual Machines, Inc.

4677 L B McLeod Rd., Suite J

Orlando, FL 32811

Attention:	Allan Evans
Chief Executive Officer

Re: Unusual Machines, Inc. Registration Statement on Form S-8

Dear Mr. Evans:

You have requested our opinion with respect to certain matters in connection with the filing by Unusual Machines, Inc., a Nevada corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”) covering 4,333,728 shares of the Company’s common stock, par value $0.01 per share, consisting of shares of common stock issuable by the Company under the 2022 Equity Incentive Plan (the “Plan,” and the shares issuable thereunder, the “Shares”).

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions expressed herein are limited to the corporate laws of the State of Nevada, as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

Subject to the foregoing and in reliance thereon, it is our opinion that the issuance of the Shares has been duly authorized and, when issued and delivered in accordance with the Plan, the applicable award agreements thereunder and the applicable resolutions of the Board of Directors or compensation committee thereof, and upon receipt by the Company of any required payment therefor, if such payment is required by the applicable award agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you for submission to the SEC as Exhibit 5.1 to the Registration Statement in accordance with the requirements Form S-8 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
NASON, YEAGER, GERSON, HARRIS & FUMERO P.A.